EXHIBIT 99.1


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                     [WHG BANCSHARES CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE              FOR FURTHER INFORMATION CONTACT:
---------------------              --------------------------------
April 15, 1997                     Peggy J. Stewart
                                   President and Chief Executive Officer
                                   (410) 583-8700

                      WHG BANCSHARES CORPORATION ANNOUNCES
                QUARTERLY EARNINGS, DIVIDEND AND STOCK REPURCHASE

         Lutherville, Maryland -- WHG Bancshares Corporation (Nasdaq SmallCap Market-WHGB), the parent holding company of Heritage Savings Bank, F.S.B., Lutherville, Maryland, today announced earnings for the quarter ended March 31, 1997. For the quarter ended March 31, 1997, the Company earned $202,907 or $.14 per share, as compared to net earnings of $144,717 for the quarter ended March 31, 1996. For the six months ended March 31, 1997, the Company earned $358,017 or $.24 per share, as compared to net earnings of $270,155 for the six months ended March 31, 1996.

         Total assets of the Company were $98.4 million at March 31, 1997, as compared to $96.6 million at September 30, 1996. Stockholders' equity increased to $21.5 million or $14.00 per share at March 31, 1997, as compared to $23.2 million or $14.34 per share at September 30, 1996. The decrease in stockholders' equity during the second fiscal quarter is due primarily to a stock repurchase.

         The Company also announced that the Board of Directors had declared a $.05 per share cash dividend payable on June 10, 1997, to stockholders of record as of the close of business on May 14, 1997. This is the third consecutive dividend paid by the Company since becoming a public company.

         The Company also announced that it intends to initiate a repurchase plan covering up to 5%, or 76,952 shares, of the Company's common stock to be purchased in the open market. The Company currently has 1,539,059 shares of common stock outstanding. Mrs. Peggy J. Stewart, President and Chief Executive Officer of the Company, indicated that the repurchase plan could mitigate some of the potentially dilutive effects of the Company's stock option plan and would also be available for general corporate use. The repurchases will be made from time to time in open-market transactions, subject to the availability of stock.

         On March 25, 1997, the Company announced the completion of the repurchase of 81,003 shares of its common stock, representing 5% of the then outstanding shares.

         The Company became the holding company for the Bank on March 29, 1996, following its initial public offering at the time of the conversion of the Bank from the mutual to stock form of ownership. Results of operations prior to March 29, 1996, relate solely to the operations of the Bank.


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         The Bank is a  federally  chartered  savings  bank  that  conducts  its business from its main office located in Lutherville, Maryland, one branch office located in Baltimore City, Maryland, two branch offices located in Baltimore County, Maryland, and one branch office located in Howard County, Maryland. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol "WHGB."